As filed with the Securities and Exchange Commission on March 16, 2012.

Registration No. 333-176881

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASCOMA CORPORATION

(Exact Name of Registrant As Specified in Its Charter)

Delaware	2869	20-3639247
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

67 Etna Road, Suite 300

Lebanon, New Hampshire 03766

(603) 676-3320

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Brady, Jr.

President and Chief Executive Officer

Mascoma Corporation

67 Etna Road, Suite 300

Lebanon, New Hampshire 03766

(603) 676-3320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. William J. Schnoor, Jr., Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	Deanna L. Kirkpatrick, Esq. Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Mascoma Corporation has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-176881) solely for the purpose of filing Exhibits 10.1, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.16, 10.17, 10.18, 10.19 and 10.20 to the Registration Statement and updating the Exhibit Index accordingly. This Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein, nor does this Amendment No. 4 modify or update any information in Part II to the Registration Statement, other than the signature pages and the Exhibit Index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Total
SEC registration fee		$11,610
FINRA filing fee		$10,500
Stock exchange initial listing fee	$	*
Blue sky qualification fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws, which will be effective upon the completion of this offering, provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters, severally and not jointly, of the Registrant, its directors and its officers who sign this Registration Statement with respect to losses arising from misstatements or omissions in the Registration Statement or prospectus with reference to information relating to such underwriters furnished to the Registrant in writing by such underwriters expressly for use herein.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

1. In February 2008, the Registrant issued a warrant to purchase an aggregate of 262,173 shares of the Registrant’s Series B preferred stock at an exercise price of $2.67 per share to Pinnacle Ventures II Equity Holdings, L.L.C., an accredited investor.

2. In February 2008, the Registrant issued a warrant to purchase an aggregate of 109,375 of the Registrant’s Series C preferred stock at an exercise price of $6.40 per share to Pinnacle Ventures II Equity Holdings, L.L.C., an accredited investor.

3. In December 2008, the Registrant issued a warrant to purchase an aggregate of 70,312 of the Registrant’s Series C preferred stock at an exercise price of $6.40 per share to Pinnacle Ventures II Equity Holdings, L.L.C., an accredited investor. In July 2009, the Registrant amended and restated this warrant to purchase an aggregate of 101,563 shares of the Registrant’s Series C preferred stock at an exercise price of $6.40 per share.

4. In April 2010, the Registrant issued subordinated convertible notes, or the 2010 Notes in the aggregate principal amount of approximately $10,000,000 to 32 investors, who were either (a) U.S. residents and accredited or (b) foreign residents. The 32 investors included entities affiliated with General Catalyst Group, VantagePoint, Pinnacle Ventures, and Bluestem.

5. In August 2010, the Registrant issued 4,688,002 shares of the Registrant’s Series D preferred stock to 14 investors who were either (a) U.S. residents and accredited or (b) foreign residents, all of whom were former stockholders of SunOpta BioProcess Inc., or SBI, (not including SunOpta Inc.), in connection with the Registrant’s acquisition of SBI.

6. In August 2010, the Registrant issued 6,580,866 shares of the Registrant’s Series D preferred stock, 3,756,290 shares of the Registrant’s common stock and warrants to purchase 1,000,000 shares of the Registrant’s common stock at an exercise price of $3.75 per share to SunOpta Inc. in connection with the Registrant’s acquisition of SBI.

7. In August 2010, in connection with the Registrant’s acquisition of SBI described above, the 2010 Notes were converted into an aggregate of 2,702,883 shares of the Registrant’s Series D preferred stock and the Registrant issued to 32 investors who were either (a) U.S. residents and accredited or (b) foreign residents. Also in connection with the conversion of the 2010 Notes, we issued warrants to purchase an aggregate of 1,357,806 shares of the Registrant’s Series D preferred stock at an exercise price of $3.75 per share to the 32 investors who were either (a) U.S. residents and accredited or (b) foreign residents.

8. In January 2011, the Registrant issued 1,333,333 shares of the Registrant’s Series D preferred stock at $3.75 per share and warrants to purchase an aggregate of 1,333,333 additional shares of the Registrant’s Series D preferred stock at an exercise price of $3.75 per share to Diamond Alternative Energy, LLC for an aggregate purchase price of approximately $5.0 million.

9. In June 2011, the Registrant issued warrants to purchase 659,898 shares of the Registrant’s common stock at an exercise price of $1.97 to each of Pinnacle Ventures II Equity Holdings, L.L.C. and Pinnacle Ventures III Equity Holdings, L.L.C., each of which is an accredited investor.

10. In August through September 2011, the Registrant issued subordinated convertible notes, or the 2011 Notes in the aggregate principal amount of approximately $7,353,998 to 30 investors who were U.S. residents and accredited.

11. In August 2011, the Registrant issued 1,333,333 shares of the Registrant’s Series D preferred stock at $3.75 per share upon the exercise by Diamond Alternative Energy, LLC of its Series D preferred stock warrants for an aggregate purchase price of approximately $5.0 million.

12. As of December 31, 2011, the Registrant has granted options to purchase 19,112,534 shares of the Registrant’s common stock at exercise prices ranging from $0.001 to $3.90 per share to employees, directors, consultants and other service providers under the Registrant’s 2006 Stock Incentive Plan.

13. As of December 31, 2011, the Registrant has issued 232,792 shares of the Registrant’s common stock to employees, directors, consultants and other service providers upon the exercise of options and stock purchase rights granted by the Registrant under the Registrant’s 2006 Stock Incentive Plan, at exercise prices ranging from $0.01 to $2.86 per share.

The issuance of securities described above in paragraphs (1) through (10) were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder, and as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the Registrant or had adequate access, through their relationship with the Registrant, to financial statement or non-financial statement information about the Registrant. The sale of these securities was made without general solicitation or advertising.

The issuance of securities described above in paragraphs (11) and (12) were exempt from registration under the Securities Act, in reliance on Rule 701, Section 4(2) and/or Regulation S of the Securities Act, pursuant to compensatory benefit plans or agreements approved by the Registrant’s board of directors.

All certificates representing the securities issued in these transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedule.

All schedules have been omitted because they are not applicable.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 16th day of March, 2012.

MASCOMA CORPORATION
By:	/s/ William J. Brady, Jr.
William J. Brady, Jr.
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities indicated below on the 16th day of March, 2012.

Signature	Title
* William J. Brady, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

* David A. Arkowitz	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

* Bruce A. Jamerson	Chairman of the Board of Directors

* Lee R. Lynd	Chief Science Officer and Director

* James V. Matheson	Director

* Hemant Taneja	Director

* Jeremy N. Kendall	Director

* David L. Whikehart	Director

*By:	/s/ William J. Brady, Jr.
William J. Brady, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

2.1**	Share Purchase Agreement by and among the Registrant, Mascoma Canada Inc., SunOpta Inc. and the other parties thereto, dated as of August 31, 2010.

2.2**	Agreement and Plan of Merger among the Registrant, Mascoma Sub I, Inc. and Celsys Biofuels, Inc., dated October 26, 2007.

3.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering.

3.2**	Form of Amended and Restated By-laws of the Registrant, to be in effect upon completion of the offering.

4.1*	Form of Registrant’s Specimen Common Stock Certificate.

4.2**	Third Amended and Restated Registration Rights Agreement by and among the parties listed therein and the Registrant, dated as of August 31, 2010.

4.3**	Amendment No. 1 to the Third Amended and Restated Registration Rights Agreement by and among the parties listed therein and the Registrant, dated as of January 7, 2011.

4.4**	Amendment No. 2 to the Third Amended and Restated Registration Rights Agreement by and among the parties listed therein and the Registrant, dated as of June 1, 2011.

4.5**	Warrant to purchase shares of Series A-1 preferred stock dated October 6, 2006 issued by the Registrant to Pinnacle Ventures II Equity Holdings, L.L.C.

4.6**	Warrant to purchase shares of Series B preferred stock issued by the Registrant to Pinnacle Ventures II Equity Holdings, L.L.C. dated February 5, 2008.

4.7**	Warrant to purchase shares of Series C preferred stock issued by the Registrant to Pinnacle Ventures II Equity Holdings, L.L.C. dated February 5, 2008.

4.8**	Warrant to purchase shares of Series C preferred stock issued by the Registrant to Pinnacle Ventures II Equity Holdings, L.L.C. dated December 30, 2008.

4.9**	Amended and Restated Warrant to purchase shares of Series C preferred stock issued by the Registrant to Pinnacle Ventures II Equity Holdings, L.L.C. dated July 1, 2009.

4.10**	Warrant to purchase shares of Series D preferred stock issued by the Registrant in connection with its acquisition of SunOpta BioProcess Inc.

4.11**	Warrant to purchase shares of Common Stock dated August 31, 2010 issued by the Registrant in connection with its acquisition of SunOpta BioProcess Inc.

4.12**	Warrant to purchase shares of Series D preferred stock dated January 7, 2011 issued by the Registrant to Diamond Alternative Energy, LLC.

4.13**	Warrant to purchase shares of Common Stock issued by the Registrant to each of Pinnacle Ventures II Equity Holdings, L.L.C. and Pinnacle Ventures III Equity Holdings, L.L.C.

5.1*	Opinion of Goodwin Procter LLP.

10.1#	Grant Agreement between the Michigan Strategic Fund and the Registrant, dated December 2, 2008.

10.2**	Grant Amendment One between the Michigan Strategic Fund and the Registrant, dated March 13, 2009.

10.3**	Cooperative Agreement between the U.S. Department of Energy and the Registrant (No. DE-FC36-08GO18103), dated September 30, 2008.

Exhibit No.	Description

10.4	Amendment to the Cooperative Agreement between the U.S. Department of Energy and the Registrant (No. DE-FC36-08GO18103), dated March 24, 2009.

10.5	Amendment to the Cooperative Agreement between the U.S. Department of Energy and the Registrant (No. DE-FC36-08GO18103), dated September 28, 2011.

10.6	Biorefining Commercialization and Market Development Program Grant Agreement between the Province of Alberta and the Registrant, dated March 19, 2010.

10.7#	Research Subcontract (BESC) between the Registrant and Dartmouth College dated July 11, 2008.

10.8#	Subcontract Modification to the Research Subcontract (BESC) between the Registrant and Dartmouth College, dated December 12, 2010.

10.9#	Sponsored Research Agreement between the Registrant and Dartmouth College, dated April 1, 2006.

10.10#	Exclusive License Agreement between the Registrant and Dartmouth College, dated July 10, 2006.

10.11#	Collaboration Agreement between Frontier Renewable Resources, LLC, J.M. Longyear, L.L.C. and the Registrant, dated December 15, 2008.

10.12	Limited Liability Company Operating Agreement between Frontier Renewable Resources, LLC, J.M. Longyear, L.L.C. and the Registrant, dated December 15, 2008.

10.13**	Amendment to the Limited Liability Company Operating Agreement of Frontier Renewable Resources, LLC, dated June 24, 2010.

10.14**	Limited Liability Company Agreement of Frontier Kinross, LLC.

10.15**	Mutual Termination Agreement among Marathon Petroleum Company LP (f/k/a Marathon Petroleum Company LLC), MPC Investment LLC and the Registrant, dated July 28, 2011.

10.16#	Collaboration Agreement, dated as of October 21, 2011, between the Registrant and ICM, Inc.

10.17#	Master Commercial Collaboration Agreement, dated as of November 16, 2011, between the Registrant and Valero Renewable Fuels Company, LLC.

10.18#	Development and License Agreement, dated as of December 8, 2011, between the Registrant and Lallemand Specialties, Inc.

10.19#	Contribution Agreement, dated as of December 2, 2011, between the Registrant, Frontier Renewable Resources, LLC, Valero Services, Inc., Valero Marketing and Supply Company, JML Heirs, LLC, Kinross Cellulosic Ethanol, LLC and Diamond Alternative Energy, LLC.

10.20#	Limited Liability Company Agreement of Kinross Cellulosic Ethanol LLC, dated as of December 2, 2011, among Frontier Renewable Resources, LLC, Diamond Alternative Energy, LLC and Kinross Cellulosic Ethanol LLC.

10.21+**	The Registrant’s 2006 Stock Incentive Plan.

10.22+**	Amendment No. 1 to the Registrant’s 2006 Stock Incentive Plan.

10.23+**	Amendment No. 2 to the Registrant’s 2006 Stock Incentive Plan.

10.24+**	Form of Stock Option Agreement under the Registrant’s 2006 Stock Incentive Plan.

10.25+**	The Registrant’s 2012 Stock Option and Incentive Plan and form of agreements thereunder.

10.26+**	Offer Letter dated December 23, 2009 between the Registrant and William J. Brady, Jr.

Exhibit No.	Description

10.27+**	Offer Letter dated September 9, 2009 between the Registrant and Keith Pattison.

10.28+**	Offer Letter dated August 15, 2007 between the Registrant and Alan H. Belcher.

10.29+**	Amendment to the Offer Letter between the Registrant and Alan H. Belcher, dated April 7, 2009.

10.30+**	Employment Agreement between the Mascoma Canada and Murray J. Burke, dated August 30, 2010.

10.31+**	Offer Letter dated August 9, 2010 between the Registrant and Arthur J. McEvily.

10.32+**	Offer Letter dated May 3, 2011 between the Registrant and David A. Arkowitz.

10.33+**	Offer Letter dated May 1, 2007 between the Registrant and James H. Flatt.

10.34+**	Form of Indemnification Agreement.

10.35+**	Lee R. Lynd Consulting Agreement, dated March 10, 2006.

10.36**	Charles E. Wyman Consulting Agreement, dated March 10, 2006.

10.37**	Amendment to the Charles E. Wyman Consulting Agreement, dated April 1, 2009.

10.38+**	Transition and Special Consulting Agreement between the Registrant and Bruce A. Jamerson, dated August 17, 2009.

10.39+**	Letter Agreement dated November 4, 2011 between the Registrant and Bruce A. Jamerson.

10.40**	Subordinated Convertible Note Purchase Agreement among the Registrant and the purchasers identified therein, dated April 7, 2010.

10.41**	Amendment No. 1 to the Subordinated Convertible Note Purchase Agreement, dated June 1, 2010.

10.42**	Subordinated Convertible Note and Warrant Purchase Agreement among the Registrant and the purchasers identified therein, dated August 5, 2011.

10.43**	Amendment No. 1 to the Subordinated Convertible Note and Warrant Purchase Agreement, dated September 1, 2011.

10.44**	Loan and Security Agreement among the Registrant, Pinnacle Ventures, L.L.C. and the other investors identified therein, dated October 6, 2006.

10.45**	Warrant Purchase Agreement between the Registrant and Pinnacle Ventures II Equity Holdings, L.L.C., dated October 6, 2006.

10.46**	Loan and Security Agreement among the Registrant, Pinnacle Ventures, L.L.C. and the other investors identified therein, dated February 5, 2008.

10.47**	Warrant Purchase Agreement between the Registrant and Pinnacle Ventures II Equity Holdings, L.L.C., dated February 5, 2008.

10.48**	Amendment No. 1 to the Loan and Security Agreement among the Registrant, Pinnacle Ventures, L.L.C. and other investors identified therein, dated December 30, 2008.

10.49**	Amended and Restated Warrant Purchase Agreement between the Registrant and Pinnacle Ventures II Equity Holdings, L.L.C., dated July 1, 2009.

10.50**	Amended and Restated Loan and Security Agreement among the Registrant, Pinnacle Ventures, L.L.C. and the other investors identified therein, dated June 1, 2011.

10.51**	Warrant Purchase Agreement between the Registrant and Pinnacle Ventures II Equity Holdings, L.L.C., dated June 1, 2011.

10.52**	Warrant Purchase Agreement between the Registrant and Pinnacle Ventures III Equity Holdings, L.L.C., dated June 1, 2011.

10.53+**	Offer Letter dated March 21, 2011 between the Registrant and Stephen R. Kennedy.

21.1**	List of Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description

23.2**	Consent of Deloitte & Touche LLP, Independent Auditors.

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.4**	Consent of ICM, Inc.

23.5**	Consent of Nexant, Inc.

24.1**	Power of Attorney (included on signature page).

*	To be filed by amendment.
+	This is a management contract or a compensatory plan.
**	Previously filed.
#	Confidential treatment has been requested for certain portions of this Exhibit.